Exhibit 99.1

United Refining Company Initiates Partial Redemption of Its Outstanding 10.500% First Priority Senior Secured Notes Due 2018

Warren, Pennsylvania—July 29, 2013 (BUSINESS WIRE)—United Refining Company (the “Company”) announced today that it has initiated the redemption of $127,750,000 aggregate principal amount of its outstanding $365 million 10.500% First Priority Senior Secured Notes due in 2018 (the “Notes”). The redemption represents 35% of the initial aggregate principal amount of the Notes. Funding for the redemption comes from the Company’s sale of approximately $141,163,750 aggregate principal amount of 6.00% Fixed Rate Cumulative Perpetual Preferred Stock Series A (the “Preferred Stock”) to United Refining, Inc. (“URI”), the parent entity of the Company, which closed on July 26, 2013. In accordance with the Indenture governing the Notes, the Company obtained an opinion concerning the fairness from a financial point of view of the issuance of the Preferred Stock to URI. The CUSIP Number of the Notes is 911358AK5.

The Notes will be redeemed on August 30, 2013, at a redemption price of 110.500% of the principal amount thereof, plus accrued and unpaid interest to August 30, 2013. On or before August 30, 2013, the Notes should be presented to The Bank of New York Mellon Trust Company, N.A., as paying agent for the redemption, at the address set forth in the Notice of Redemption for the Notes. The Notice of Redemption for the Notes was sent to all registered holders on or about July 29, 2013. Interest on the Notes will cease to accrue on and after August 30, 2013 and the only remaining right of holders of the Notes is to receive payment of the redemption price upon surrender to the paying agent, plus accrued and unpaid interest up to, but not including, August 30, 2013.

In connection with the redemption of the Notes, the Company expects to record the effects of this transaction as a loss from early extinguishment of debt of approximately $18.7 million in the fourth quarter of 2013. After the redemption is consummated, the indebtedness of the Company will be decreased by 35% and the equity of the Company will be increased by $141,163,750, changing the pro forma debt to equity ratio of the Company from approximately 1.7 to 1.0 to 0.7 to 1.0.

Holders owning Notes through a broker, bank or other nominee should contact that party for information. For more information, Note holders may call the paying agent for the redemption, The Bank of New York Mellon, at (412) 236-1201.

This news release is for informational purposes and does not constitute a notice of redemption under the optional redemption provision of the Indenture, nor does it constitute an offer to sell or the solicitation of an offer to buy any securities of United Refining Company, or an offer to sell securities or a solicitation of an offer to buy securities in any state or jurisdiction where prohibited by law.

Additional information concerning the terms and conditions of the redemption is contained in the Notice of Redemption distributed to holders of the Notes.

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 358 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500.